Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: John E. Ritacco, President and Chief Executive Officer

TELEPHONE: (914) 422-2700

CMS BANCORP, INC. TO COMMENCE OFFERING

White Plains, New York, February 22, 2007: Community Mutual Savings Bank announced today that CMS Bancorp, Inc., the proposed holding company for Community Mutual Savings Bank, has received conditional approval from the Office of Thrift Supervision to commence the offering of up to 1,725,000 shares of its common stock on a priority basis to eligible depositors in a subscription offering. A registration statement relating to the sale of common stock in the offering was declared effective by the Securities and Exchange Commission on February 12, 2007.

Community Mutual has filed regulatory applications with the Office of Thrift Supervision to obtain the regulatory approvals required to convert Community Mutual from a New York-chartered mutual savings and loan association to the stock holding company form of organization. Upon consummation of the conversion, Community Mutual will become a federal stock savings bank and the wholly-owned subsidiary of CMS Bancorp.

The stock offering is being conducted in accordance with Community Mutual’s plan of conversion. The shares being offered for sale represent 100% of the to-be-outstanding common stock of CMS Bancorp. The Company intends to contribute a number of shares equal to 3.6% of its common stock issued in the offering, plus $60,000 in cash, to The Community Mutual Savings Bank Charitable Foundation, which Community Mutual will establish.

Completion of Community Mutual’s conversion and the offering is subject to, among other things, the receipt of final regulatory approvals from the Office of Thrift Supervision and the approval and ratification of Community Mutual’s plan of conversion by Community Mutual’s depositors.

The subscription offering and proxy materials will be mailed to Community Mutual’s depositors on or about February 22, 2007. A copy of the prospectus will be made available by calling the Stock Information Center on or after February 26, 2007. The Stock Information Center’s telephone number is (914) 328-3058. The offering will end at 1:00 p.m., Eastern time, on March 15, 2007.

Thacher Proffitt & Wood LLP, Washington, D.C., is serving as special counsel to CMS Bancorp and Community Mutual in connection with the reorganization and offering. Ryan Beck & Co., Inc. is serving as financial advisor.

Community Mutual Savings Bank operates five retail branches in Eastchester, Greenburgh, Mount Vernon, East White Plains and White Plains, New York. Community Mutual’s deposits are insured by the Federal Deposit Insurance Corporation.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the prospectus when accompanied by a stock order form.

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

This release contains certain forward-looking statements based on current expectations, estimates and projections about CMS Bancorp’s and Community Mutual’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. CMS Bancorp and Community Mutual undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.